NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 6, 2007

GROUP 1 AUTOMOTIVE EXPANDS INTERNATIONALLY

Premier U.S. Auto Retailer Acquires BMW and Mini Franchises in the United Kingdom

HOUSTON, March 6, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced it has expanded its operation internationally with the acquisition of Chandlers Garage Holdings Ltd., which is comprised of three BMW/Mini dealerships in the United Kingdom. The six franchises are expected to generate approximately $180 million (91.5 million pounds) in annual revenues. The dealerships are strategically located in southeastern England in the towns of Brighton, Worthing and Hailsham. The dealerships are the longest operating independent BMW franchises in the United Kingdom and will retain the Chandlers name.

“This acquisition gives us the opportunity to expand our holdings into a strong demographic area of a proven market, with a powerful global automotive luxury brand. The Chandlers brand name has a strong image within the local market and the competent, experienced management team will be a great addition to our company,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “In just the past few years, the BMW and Mini brands have increased their share of the U.K. automotive luxury segment to nearly 25 percent. Given the pace of consolidation in the U.K. automotive retailing environment, we believe this is an opportune time to diversify our business and open new avenues for growth. Doing this in conjunction with a premier brand such as BMW is a tremendous opportunity for Group 1.”

Management
The Chandlers Garage management team will remain intact and report to Ian Twinley, a new addition to the Group 1 organization. Twinley is a 25-year automotive executive whose career includes 20 years working in various sales assignments for Ford Motor Company within their U.K., European and U.S. operations. For the past five years, Twinley has been a successful automotive retailer in the U.K. market. He will report directly to Hesterberg.

“During my many years working in the European market, I had the pleasure of working with Ian and am delighted to have him on our team,” stated Hesterberg.

In addition, the company reached an agreement with Roger Prowting to lead the acquisition and integration initiatives for Group 1 in the United Kingdom. “Roger has 34 years of automotive experience in the U.K. market and will be a great source for local-market opportunities. He will assist Twinley in the integration of the dealership operations as our holdings grow,” said Randy L. Callison, Group 1’s Senior Vice President, Operations and Corporate Development.

Year-to-Date Acquisition and Disposition Activity
Year to date, Group 1 has acquired nine franchises with $303.1 million in estimated annual revenues towards its stated goal of $600 million for the year. In addition, the company has disposed of three franchises with annual revenues of $48.2 million in 2007.

Conference Call
Group 1’s executive management will host a conference call to discuss the company’s international expansion at 11 a.m. EST on Tuesday, March 6.

The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.

The conference call will also be available live by dialing in 10 minutes prior to the call at: 800-218-0530 (domestic) or 303-262-2076 (international).

A telephonic replay will be available following the call through March 13, by dialing: 800-405-2236 (domestic) or 303-590-3000 (international), with passcode: 11085795#.

About Group 1 Automotive, Inc.
Group 1 owns and operates 104 automotive dealerships, 143 franchises, and 28 collision service centers in the United States and three dealerships, six franchises and two collision centers in the United Kingdom that offer 33 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.